Exhibit 99.1

NEWS RELEASE

Investor Contact:
Gail M. Peck
Treasurer
Trinity Industries, Inc.
214/631-4420

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Reports Third Quarter Results

DALLAS – October 25, 2011 – Trinity Industries, Inc. (NYSE:TRN) today reported net income attributable to Trinity Industries’ stockholders of $31.9 million, or $0.40 per common diluted share for the third quarter ended September 30, 2011. Net income for the same quarter of 2010 was $29.7 million, or $0.37 per common diluted share. Revenues for the third quarter of 2011 were $796.8 million compared to revenues of $540.0 million for the same quarter of 2010. The Company reported an operating profit of $105.4 million in the third quarter of 2011 compared to an operating profit of $91.9 million for the same quarter last year. Included in the results for both periods are certain non-recurring items, which make year over year comparisons difficult.

“Our businesses are doing a good job of confronting a variety of scenarios. I am pleased with our accomplishments during the third quarter and our outlook is positive for the future in most of our businesses,” said Timothy R. Wallace, Trinity’s Chairman, CEO and President. “The order backlogs in both our North American railcar and barge businesses increased during the third quarter, providing a nice foundation for our 2012 planning activities. Our Rail Group is beginning to achieve increased operating leverage associated with strong revenue growth which should have a positive impact on earnings going forward. Our wind towers business is in the latter stages of transitioning production lines over to a larger wind tower, and we expect their performance will begin to show improvement.”

In the third quarter of 2011, the Rail Group reported revenues of $320.9 million and an operating profit of $18.2 million. This compares to revenues of $131.0 million and an operating profit of $3.3 million in the third quarter of 2010. The Rail Group shipped approximately 3,605 railcars and received orders for approximately 4,250 railcars during the third quarter. As of September 30, 2011, the Rail Group backlog grew to approximately $2.4 billion, representing approximately 27,885 railcars, compared to a backlog of approximately $2.2 billion as of June 30, 2011, representing approximately 27,240 railcars.

During the third quarter of 2011, the Railcar Leasing and Management Services Group reported revenues of $153.1 million and an operating profit of $64.2 million. This compares to revenues of $122.1 million and an operating profit of $52.9 million during the third quarter of 2010. Included in the results for the third quarter of 2011 were sales of railcars from our leasing portfolio of $29.3 million with operating profit of $6.5 million. For the same period last year, sales of railcars from our leasing portfolio were $7.2 million with operating profit of $2.3 million.

The Inland Barge Group reported revenues of $143.2 million and an operating profit of $26.0 million in the third quarter of 2011 compared to revenues of $98.9 million and an operating profit of $22.4 million in the third quarter of 2010. During the third quarter of 2011, the Inland Barge Group received approximately $214 million of orders and had a backlog of approximately $564 million as of September 30, 2011 compared to a backlog of approximately $494 million as of June 30, 2011.

Inland Barge Group results for both periods were affected by the impact of two separate flood events in May 2010 and May 2011 at our manufacturing facilities in Tennessee and Missouri as both plants were not operating at planned production schedules for the entire quarter in each period. Flood-related insurance claim activity also affected the results in both periods. The third quarter operating profit for 2011 included a benefit of $3.1 million from insurance claim activity related to the Tennessee flood, of which $0.6 million was the result of a gain on the disposition of damaged property, plant and equipment. The third quarter operating profit for 2010 included $9.7 million of net insurance claim activity related to the same flood, of which $10.2 million is the result of a gain on the disposition of damaged property, plant, and equipment.

The Energy Equipment Group recorded revenues of $111.6 million in the third quarter of 2011 compared to revenues of $106.6 million in the same quarter of 2010. The group incurred an operating loss of $1.9 million in the third quarter of 2011 compared to an operating profit of $6.0 million in the third quarter of 2010. The decrease in operating profit for the three month period ended September 30, 2011 was due to a change in product mix for this group as well as production inefficiencies associated with producing a new line of larger wind towers. The backlog for structural wind towers as of September 30, 2011 was approximately $930 million compared to approximately $917 million as of June 30, 2011.

Revenues in the Construction Products Group were $164.8 million in the third quarter of 2011 compared to revenues of $160.4 million in the third quarter of 2010. The group recorded an operating profit of $17.8 million in the third quarter of 2011 compared to an operating profit of $20.3 million in the third quarter of 2010, which included $3.8 million in gains from asset divestitures. The increase in revenues for the three month period ended September 30, 2011 compared to the same period in 2010 was primarily attributable to higher volumes in our Highway Products business partially offset by lower revenues in our Concrete and Aggregates business. The reduction in Concrete and Aggregates revenues resulted from the divestitures of our asphalt operations in August 2010 and our Central Texas Region ready mix concrete facilities in April 2011.

Included in other (income) expense for the third quarter of 2011 was a pre-tax charge of $2.4 million, or $0.02 per common diluted share, related to the refinancing of the debt for TRIP Rail Holdings LLC that was completed in July 2011.

The effective tax rate for the third quarter of 2011 was 40.0% compared to an effective tax rate of 32.5% for the third quarter of 2010.  The lower tax rate in the third quarter of 2010 was primarily due to a favorable settlement of audits and the refund of state taxes in that period.  This year’s third quarter tax rate of 40.0% reflects the increase in our business and investments in certain jurisdictions with higher tax rates.

Subsequent to quarter end, the Company renewed and extended its $425 million five-year revolving credit facility. The extension allows the Company to maintain a high level of liquidity as it seeks opportunities for growth.

Earnings Outlook
The Company anticipates earnings per common diluted share of between $0.38 and $0.43 for the fourth quarter of 2011 compared to earnings per common diluted share of $0.22 in the fourth quarter of 2010. For the full year 2011, the Company anticipates earnings per common diluted share of between $1.45 and $1.50 compared to full year earnings per common diluted share of $0.85 in 2010.

Our results for the fourth quarter and full year 2011 will depend on a number of factors, including: the level of operating leverage we achieve as our rail businesses ramp up production in response to increased demand; the impact of product mix changes on our wind towers business; additional prospective sales of railcars from our leasing portfolio; and the impact of weather conditions on our Construction Products businesses.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on October 26, 2011 to discuss its third quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0118 until 11:59 p.m. Eastern on November 2, 2011.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

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Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2011	2010
Revenues	$796.8	$540.0
Operating costs:
Cost of revenues	638.5	409.6
Selling, engineering, and administrative expenses	53.5	48.7
Gain on disposition of flood-damaged property, plant, and equipment	(0.6)	(10.2)

	691.4	448.1

Operating profit	105.4	91.9
Interest expense, net	47.4	45.0
Other (income) expense	5.3	0.2

Income before income taxes	52.7	46.7
Provision for income taxes	21.1	15.2

Net income	31.6	31.5
Net income (loss) attributable to noncontrolling interest	(0.3)	1.8

Net income attributable to Trinity Industries, Inc.	$31.9	$29.7

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.40	$0.37
Diluted	$0.40	$0.37
Weighted average number of shares outstanding:
Basic	77.7	77.0
Diluted	77.9	77.1

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2011	2010
Revenues	$2,151.5	$1,537.1
Operating costs:
Cost of revenues	1,714.5	1,181.9
Selling, engineering, and administrative expenses	151.3	142.6
Gain on disposition of flood-damaged property, plant, and equipment	(0.6)	(10.2)

	1,865.2	1,314.3

Operating profit	286.3	222.8
Interest expense, net	135.0	135.3
Other (income) expense	4.2	1.1

Income before income taxes	147.1	86.4
Provision for income taxes	58.3	29.5

Net income	88.8	56.9
Net income attributable to noncontrolling interest	2.7	6.8

Net income attributable to Trinity Industries, Inc.	$86.1	$50.1

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$1.07	$0.63
Diluted	$1.07	$0.63
Weighted average number of shares outstanding:
Basic	77.4	76.8
Diluted	77.7	76.9

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,
Revenues:	2011	2010
Rail Group	$320.9	$131.0
Construction Products Group	164.8	160.4
Inland Barge Group	143.2	98.9
Energy Equipment Group	111.6	106.6
Railcar Leasing and Management Services Group	153.1	122.1
All Other	18.0	12.4
Eliminations – lease subsidiary	(87.9)	(69.6)
Eliminations – other	(26.9)	(21.8)

Consolidated Total	$796.8	$540.0

Operating profit (loss):	Three Months Ended September 30,
	2011	2010
Rail Group	$18.2	$3.3
Construction Products Group	17.8	20.3
Inland Barge Group	26.0	22.4
Energy Equipment Group	(1.9)	6.0
Railcar Leasing and Management Services Group	64.2	52.9
All Other	(0.3)	(1.3)
Corporate	(11.5)	(9.6)
Eliminations – lease subsidiary	(8.1)	(0.9)
Eliminations – other	1.0	(1.2)

Consolidated Total	$105.4	$91.9

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Nine Months Ended September 30,
Revenues:	2011	2010
Rail Group	$821.4	$317.5
Construction Products Group	447.7	449.7
Inland Barge Group	398.9	295.8
Energy Equipment Group	347.8	312.0
Railcar Leasing and Management Services Group	413.3	362.9
All Other	45.4	34.5
Eliminations – lease subsidiary	(252.8)	(173.5)
Eliminations – other	(70.2)	(61.8)

Consolidated Total	$2,151.5	$1,537.1

Operating profit (loss):	Nine Months Ended September 30,
	2011	2010
Rail Group	$42.9	$(7.3)
Construction Products Group	42.2	40.7
Inland Barge Group	66.8	52.2
Energy Equipment Group	9.8	29.9
Railcar Leasing and Management Services Group	178.6	150.3
All Other	(0.8)	(6.0)
Corporate	(30.6)	(28.6)
Eliminations – lease subsidiary	(23.3)	(6.4)
Eliminations – other	0.7	(2.0)

Consolidated Total	$286.3	$222.8

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30,	December 31,
	2011	2010
Cash and cash equivalents	$272.8	$354.0
Short-term marketable securities	—	158.0
Receivables, net of allowance	317.3	232.0
Income tax receivable	—	7.4
Inventories	546.5	331.3
Net property, plant, and equipment	4,231.0	4,112.0
Goodwill	225.9	197.6
Restricted cash	229.4	207.1
Other assets	192.2	160.6

	$6,015.1	$5,760.0

Accounts payable	$212.9	$132.8
Accrued liabilities	363.4	375.6
Debt, net of unamortized discount of	2,971.9	2,907.7
$102.7 and $111.1
Deferred income	31.9	33.6
Deferred income taxes	423.2	391.0
Other liabilities	93.9	73.6
Stockholders’ equity	1,917.9	1,845.7

	$6,015.1	$5,760.0

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30,	December 31, 2010
	2011
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,234.9	$1,168.7
Accumulated depreciation	(724.1)	(677.3)

	510.8	491.4

Leasing:
Wholly-owned subsidiaries:
Machinery and other	9.2	38.2
Equipment on lease	3,447.3	3,249.8
Accumulated depreciation	(352.0)	(322.6)

	3,104.5	2,965.4

TRIP Holdings:
Equipment on lease	1,273.5	1,282.1
Accumulated depreciation	(115.6)	(90.3)

	1,157.9	1,191.8

Net deferred profit on railcars sold to the Leasing Group:
Sold to wholly-owned subsidiaries	(351.5)	(340.4)
Sold to TRIP Holdings	(190.7)	(196.2)

	(542.2)	(536.6)

	$4,231.0	$4,112.0

Leasing portfolio information:
Portfolio size:
Wholly-owned subsidiaries	54,445	51,910
TRIP Holdings	14,600	14,700
Portfolio utilization:
Wholly-owned subsidiaries	99.4%	99.3%
TRIP Holdings	99.9%	99.9%

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30,	December 31,
	2011	2010
Debt
Corporate/Manufacturing – Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Less: unamortized discount	(102.7)	(111.1)

	347.3	338.9
Other	4.4	2.8

	351.7	341.7

Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	49.2	51.2
Term loan	55.4	57.4

	104.6	108.6

Non-recourse:
Secured railcar equipment notes	850.1	879.5
Warehouse facility	280.7	80.2
Promissory notes	471.5	493.8

	1,602.3	1,453.5

TRIP Holdings — Non-recourse:
Warehouse loan	—	1,003.9
Senior secured notes	175.0	—
Less: Held by Trinity	(112.0)	—

	63.0	—
Secured railcar equipment notes	850.3	—

	913.3	1,003.9

	$2,971.9	$2,907.7

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30,	December 31,
	2011	2010
Leasing Debt Summary
Total Recourse Debt	$104.6	$108.6
Total Non-Recourse Debt	2,515.6	2,457.4

	$2,620.2	$2,566.0

Total Leasing Debt
Wholly-owned subsidiaries	$1,706.9	$1,562.1
TRIP Holdings	913.3(1)	1,003.9

	$2,620.2	$2,566.0

Equipment on Lease(2)
Wholly-owned subsidiaries	$3,104.5	$2,965.4
TRIP Holdings	1,157.9	1,191.8

	$4,262.4	$4,157.2

Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	55.0%	52.7%
TRIP Holdings	78.9%	84.2%
Combined	61.5%	61.7%
(1) Excludes $112.0 million in TRIP Holdings’ Senior Secured Notes owned by Trinity and eliminated in consolidation.
(2) Excludes net deferred profit on railcars sold to the Leasing Group

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended			Three Months Ended
	September 30, 2011			September 30, 2010
					Average
	Income (Loss)	Average Shares	EPS	Income (Loss)	Shares	EPS
Net income attributable to Trinity Industries, Inc.	$31.9			$29.7
Unvested restricted share participation	(1.0)			(1.0)

Net income attributable to Trinity Industries, Inc. – basic	30.9	77.7	$0.40	28.7	77.0	$0.37

Effect of dilutive securities:
Stock options	—	0.2		—	0.1

Net income attributable to Trinity Industries, Inc. – diluted	$30.9	77.9	$0.40	$28.7	77.1	$0.37

	Nine Months Ended			Nine Months Ended
	September 30, 2011			September 30, 2010
					Average
	Income (Loss)	Average Shares	EPS	Income (Loss)	Shares	EPS
Net income attributable to Trinity Industries, Inc.	$86.1			$50.1
Unvested restricted share participation	(2.9)			(1.7)

Net income attributable to Trinity Industries, Inc. – basic	83.2	77.4	$1.07	48.4	76.8	$0.63

Effect of dilutive securities:
Stock options	—	0.3		—	0.1

Net income attributable to Trinity Industries, Inc. – diluted	$83.2	77.7	$1.07	$48.4	76.9	$0.63

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We have reported EBITDA because we regularly review EBITDA as a measure of our ability to incur and service debt. In addition, we believe our debt holders utilize and analyze our EBITDA for similar purposes. We also believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended September 30,
	2011	2010
Net income	$31.6	$31.5
Add:
Interest expense	47.9	45.3
Provision for income taxes	21.1	15.2
Depreciation and amortization expense	48.9	47.3

Earnings before interest expense, income taxes, and depreciation and amortization expense	$149.5	$139.3

	Nine Months Ended September 30,
	2011	2010
Net income	$88.8	$56.9
Add:
Interest expense	136.2	136.3
Provision for income taxes	58.3	29.5
Depreciation and amortization expense	144.3	143.3

Earnings before interest expense, income taxes, and depreciation and amortization expense	$427.6	$366.0

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